                                                                  EXHIBIT 3.2(a)


                               AMENDMENT TO THE
                                   BYLAWS OF
                           DATASTREAM SYSTEMS, INC.

     Article III, Section 3.7 of the Bylaws of Datastream Systems, Inc. (the "Company") is hereby amended by deleting such Section 3.7 in its entirety and replacing it with the following:

          3.7  Action Without Meetings.  Any action required or
               -----------------------
          permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing, or by electronic transmission (including email transmissions), and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form."

     This amendment to the Bylaws was authorized by the affirmative vote of a majority of the directors of the Company on March 16, 2001.

                                    DATASTREAM SYSTEMS, INC.



Date: March 22, 2001                By: /s/ Larry G. Blackwell
     ---------------                   ---------------------------
                                        Mr. Larry G. Blackwell
                                        Chairman of the Board and
                                        Chief Executive Officer


                                    ATTEST:



Date: March 22, 2001                    /s/ C. Alex Estevez
     ---------------                ------------------------------
                                        C. Alex Estevez
                                        Secretary